EXHIBIT 27

EMPLOYMENT CONTRACT

Employer (“Party A”):Travelzoo (Shanghai) Media Co. Limited
Address: Room 102, Building No. 5, No.169, Mengzi Road, Huangpu District, Shanghai 200023, China

Employee (“Party B”): Hong, Wei
Identity Card Number: 310103197309093225

Pursuant to the Labour Contract Law of the People’s Republic of China (the “Labour Contract Law”) and relevant state and provincial/municipal regulations and in compliance with the principles of lawfulness, fairness, equality, free will, reaching a consensus through negotiations and good faith, the Parties enter into this Contract.

1. Type and Term of the Contract

Article 1.	This Contract is a fixed term employment contract with a term of three years, running from June 7, 2014 to June 6, 2017.

2.    Job Description and Place of Work

Article 2.    Description of Party B’s job: Country Manager, China.

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Manage a team of professional staff of production, marketing and sales and execute business strategy leveraging Travelzoo’s successful business model to ensure long term sustainable growth in China market.

-	Identify potential new clients and implement an effective sales strategy to build a strong client base.

-	Execute a sound business plan to grow revenues, acquire advertisers, increase the subscribers and expand the reach of the web sites.

-	Prepare and regularly assess a suitable marketing plan to raise awareness of the site and increase traffic.

-	Effectively utilize tracking and reporting systems to monitor growth, and report progress to the corporate group.
-    Work with the divisional leadership team and collaborate with the firm’s CEO and CFO to achieve divisional goals.

-	Become Travelzoo’s spokesperson in China, where appropriate and in coordination with the corporate group.

Article 3.    Party B’s place of work: Primarily based in Shanghai.

3.    Working Hours, and Rest and Leave

Article 4.    Party B shall work weekly from Monday to Friday.

Article 5.    Party A shall stringently comply with state regulations on vocation and overtime.
If overtime is genuinely needed for reasons of production or operation, it shall hold consultations with Party B to determine overtime matters.
Party B shall during the Term be entitled to paid leave of absence of 20 Working
Days (in addition to the usual public holidays) in each complete holiday year worked (and pro-rata for part of each holiday year worked), which shall be taken by the Party B at such time or times as shall be approved by the Party A. Accrued paid leave may be carried forward to the next holiday year up to a maximum of 10 Working Days.

4.    Remuneration & Expenses

Article 6. As remuneration for her services, Party B shall be entitled to a base salary at the rate of RMB 1,768,000 per calendar year (or such other rate as may from time to time be agreed in writing).

In addition to the base salary, Party B shall be eligible for a performance bonus of up to a maximum of RMB 547,000 annum based upon criteria set by Party A from time to time.

Article 7. Party A shall pay Party B’s wage in full in cash on the last working day of each month.The Salary shall accrue from day to day and be payable by equal monthly installments in arrears in accordance with the normal payroll practices of Party A, provided that if the employment terminates on a date before the end of a month, the Salary for that month shall be in proportion to the number of days for which the Party B was employed that month.

Article 8.    Party B’s contribution to Income Tax and Social Insurance shall be deducted by
Party A from total remuneration.

Party B hereby authorises Party A to deduct from any remuneration accrued and due to him under the terms of this Contract (whether or not actually paid during the Appointment) or from any pay in lieu of notice:

-	any overpayment of salary or expenses or payment made to the Party B by mistake or through any misrepresentation;

- any undisputed debt presently payable by the Party B to the Party A or any
Group Company; and

-	any Party B’s contribution to pension fund or provident fund as adopted by the Party A from time to time.

Article 9. The Salary shall be reviewed by Party A not less than annually. Such review does not guarantee an increase in Salary. Party A may adjust the Salary level, payment regulation or Party B’s title and job duties from time to time; under such conditions Party A may review and adjust the total remuneration for Party B.

Article 10. If longer working hours or overtime during vacations and public holidays are required by Party A, Party B shall be entitled to compensatory time off or such payments in lieu.

Article 11. Party A shall repay to Party B all reasonable travelling, hotel and other expenses properly incurred by the Party B in connection with the performance of the duties of Party B under this Contract, subject to Party B having delivered to the Party A vouchers or evidence of payment of such expenses as Party A may from time to time require.

Article 12.    Party B shall also be entitled to participate in or receive such benefits under Party
A's employee benefit plans and policies and such other benefits which may be made available as in effect from time to time and as are provided to similarly situated employees of Party A, subject in each case to the generally applicable terms and conditions of the plans and policies in question.

5.    Social Insurance

Article 13.	Party A shall enroll Party B in social insurance in accordance with relevant state and municipal regulations on social insurance.

Article 14. If Party B contracts an illness or sustains a non-work related injury, his/her wages, illness subsidy and medical benefits during sick leave shall be handled in accordance with relevant state and municipal regulations.

Article 15. If Party B contracts an occupational disease or sustains a work related injury, his/her wages and occupational injury insurance benefits shall be handled in accordance with relevant state and municipal regulations.

6.    Labor Protection, Working Conditions and Prevention of Occupational Hazards

Article 16. Party A has established a sound production process procedure, and formulated operational rules, work rules and a work safety and hygiene system and the standards therefor. If the job could give rise to occupational hazards, Party A shall perform its obligation of informing Party B of the same and duly carry out the work to prevent such occupational hazards arising in the course of work.

Article 17. Party A shall provide Party B with the necessary working conditions and a safe and hygienic work environment and shall, in light of the particularities of the enterprise’s production and operation and in accordance with relevant regulations, issue Party B labor protection articles and heat stroke prevention and temperature reduction articles.

Article 18.. Party A shall, based on its own particularities, systematically educate and train Party B in political thought, professional ethics, vocational technology, work safety and hygiene and relevant rules and regulations, so as to enhance Party B’s level of ideological consciousness and professional ethics and his/her professional skills.

Party B shall earnestly participate in the necessary education and training organized by Party A.

7.    Performance and Amendment of the Employment Contract

Article 19. Party A shall provide Party B with an appropriate place of work, working conditions and job as agreed, and punctually pay Party B his/her work remuneration. Party B shall conscientiously perform his/her work duties and personally complete his/her work tasks specified herein.

Article 20. The Parties may amend the provisions hereof, if they reach a consensus thereon through consultations, and shall provide for the same in writing.

8.    Termination of the Labour Contract

Article 21. Without prejudice to any other rights or causes of action available, this Contract can be terminated by either Party A or Party B in accordance with the Labour Contract Law of the People’s Republic of China, the Detailed Implementing Rules for the Labour Contract Law of the People’s Republic of China and relevant state and municipal regulations and without having to give any good cause on or after the Commencement Date by either:

Party A or B shall be giving to the other party hereto three month's notice in writing, except (a) during the first month of employment, when either party hereto may terminate this Contract without notice or payment in lieu of notice; and (b) during the second and third months of employment, when termination will be subject to seven days' notice in writing given by either party hereto; or

Party A or B shall be giving to the other party hereto notice in writing less than that, if any, required by Company provided that the party serving the notice shall pay to the other party a sum equal to the Salary in respect of that part of the period of notice required by Company which has not been given to the other party; or

Party A or B shall be making payment to the other party hereto of a sum representing the Salary in lieu of the notice, if any, required by Company.

Article 22.. Without prejudice to any other rights or causes of action available to Party A, this Contract shall be subject to immediate termination by Party A by summary notice in writing without compensation if:

-	Party B shall be guilty of any gross misconduct or willful neglect of her duties hereunder;

-
Party B shall commit any material breach or non-observance or, after having been given warning in writing, any repeated or continued breach (after receipt of prior notification of the previous breach(es) from the Party A) or non- observance of any of her duties or any of her express or implied obligations arising from the Appointment or otherwise;

-	Party B shall be guilty of conduct or shall permit or suffer events, which, in the reasonable opinion of the Party A, is likely to bring the Party A or any Group Company into disrepute;

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Party B shall commit any act of fraud or dishonesty (whether or not connected with the Appointment) or any act which, in the reasonable opinion of the Party A, adversely affects her ability properly to carry out her duties;

-	Party B is convicted of a criminal offence (other than an offence which in the reasonable opinion of Party A does not affect her position in the Party A); or

-	Party B persistently refuses to carry out any lawful order given to him in the course of her employment or persistently fails to diligently attend to her duties under this Contract.

Article 23. Upon termination or ending of the Labour Contract, Party A shall issue Party B a proof of termination or ending of the Labour Contract and carry out for Party B the procedures for the transfer of his/her file and social insurance relationship within
15 days.

Article 24. Party B shall carry out work handover procedures as agreed by the Parties. If severance pay is to be paid, the same shall be paid after completion of the work handover procedures.

9.    Supplementary Terms and Special Provisions
Article 25.    Party B’s period of service with Party A shall run from June 7, 2014 to June 6,
2017.

Article 26.. Party B’s non-compete term shall run from June 7, 2017 to June 6, 2018. Scope of the non-compete restriction: internet media related positions.

10.    Liability for Breach of Contract

Article 27 If Party A violates the Labor Law, Labour Contract Law or other such relevant law in terminating or ending this Contract or if an invalid contract is concluded due to a reason attributable to Party A, thereby causing damage to Party B, it shall be liable for damages to the extent of the losses incurred.

Article 28. If Party B violates the Labor Law, Labour Contract Law or other such relevant law in terminating this Contract or if an invalid contract is concluded due to a reason attributable to Party B, thereby causing damage to Party A, he/she shall be liable for damages to the extent of the losses incurred.

Article 29. If Party B breaches the provision on the service term, the liquidated damages that he/she is required to bear shall be: determined based on the service term.

Article 30 If Party B breaches the non-compete provision, the liquidated damages that he/she is required to bear shall be: Five Hundred Thousand Yuan Renminbi.

11.    Handling of Labor Disputes

Article 31. In the event of a dispute arising from the performance of this Contract, the Parties may apply to Party A’s labor dispute mediation committee for mediation. If mediation is unsuccessful, an application for arbitration may be made to the labor dispute arbitration commission.

12.    Miscellaneous

Article 32. For matters not covered herein or if the provisions on labor standards are in conflict with future relevant state or municipal regulations, matters shall be handled in accordance with relevant regulations.

Article 33. This Contract is made in two counterparts, of which the Parties shall each hold one counterpart. This Contract shall enter into effect once signed and sealed by the Parties.

Article 34.    The Appendices to this Contract are as set forth below:

(i)    Non-Disclosure Agreement

(ii)    Training Agreement

(iii)    Employee Handbook